As filed with the U.S. Securities and Exchange Commission on December 5, 2025

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAINZ BIOMED N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Mainz Biomed N.V.
Robert Koch Strasse 50
55129 Mainz
Germany
Telephone: +49 6131 5542860

(Address of principal executive offices, including zip code, and telephone number, including area code)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, NY 10952
Telephone:

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copy to:

William Rosenstadt, Esq.
Mengyi “Jason” Ye, Esq.
Tim Dockery, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue
New York, New York 10022
Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2025

PROSPECTUS

$150,000,000

Ordinary Shares

Preferred Shares

Warrants

Units

We may offer, from time to time, in one or more offerings, ordinary shares, preferred shares, warrants or units, which we collectively refer to as the “securities”. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $150,000,000. We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at, or prior to, the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus and any applicable prospectus supplement of free writing prospectus before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution”.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “MYNZ”. On December 1, 2025, the closing price of our ordinary shares as reported by the Nasdaq Capital Market was $1.13 per share.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our ordinary shares in any 12-month period until the aggregate market value of our outstanding ordinary shares held by non-affiliates remains exceeds US$75,000,000. The aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, as of December 5, 2025, was approximately $14.8 million, which was calculated based on 8,945,806  ordinary shares held by non-affiliates and the per ordinary share price of $1.65, which was the closing price of our ordinary shares on Nasdaq on October 7, 2025. During the 12 calendar months prior to and including the date of this prospectus, we have offered or sold $4.9 million of securities pursuant to General Instruction I.B.5 of Form F-3.

On December 30, 2022, we filed with the SEC a registration statement on Form F-3 (File No. 333-269091) utilizing a shelf registration process, which registration statement was declared effective on January 6, 2023 (the “2023 F-3”). Under this shelf registration process, we were initially entitled to, from time to time, sell up to $150 million in the aggregate of ordinary shares, preferred shares, warrants and units. As of the date of this prospectus, we have not sold $120,004,900 of securities under the 2023 F-3. The 2023 F-3 expires on January 6, 2026 and therefore, we are filing this registration statement as a new shelf registration statement, with unsold securities and fees paid under the “expiring” registration statement rolled over herein.

We are an “emerging growth company” as defined in section 3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are therefore eligible for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act (see “Exemptions Under the Jumpstart Our Business Startups Act.”)

Unless otherwise specified in an applicable prospectus supplement, our preferred shares, warrants and units will not be listed on any securities or stock exchange or on any automated dealer quotation system.

This investment involves a high degree of risk. You should purchase securities only if you can afford a complete loss. In reviewing this prospectus and the documents incorporated herein by reference you should carefully consider the matters described under the caption “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2025

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $150,000,000. Those securities include ordinary shares (including ordinary shares underlying warrants, preferred shares and units), preferred shares (including preferred shares underlying warrants or units), warrants (including warrants underlying units) and units (which may consist of ordinary shares, preferred shares and/or warrants).

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

We may offer and sell securities to, or through, underwriting syndicates or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

In connection with any offering of securities (unless otherwise specified in a prospectus supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution.”

Please carefully read both this prospectus and any prospectus supplement together with the documents incorporated herein by reference under “Incorporation of Documents by Reference” and the additional information described below under “Where You Can Find Additional Information.”

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences. You should read the tax discussion contained in the applicable prospectus supplement and consult your tax advisor with respect to your own particular circumstances.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus and any information incorporated by reference is accurate as of the date of the applicable document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and in any prospectus supplement, unless the context otherwise requires, references to the term(s) “we”, “us”, “our”, “Company”, and “our company”, refer to Mainz Biomed N.V., a Dutch public company with limited liability (naamloze vennootschap), either alone or together with our consolidated subsidiaries as the context requires.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the sections titled “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar sections in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

We are a public company under Dutch law. We were incorporated on March 8, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. We were formed to acquire PharmGenomics GmbH (“PharmGenomics”), a German company with limited liability, and we acquired PharmGenomics on September 20, 2021. On November 9, 2021, we converted into a Dutch public company with limited liability (naamloze vennootschap). The address for our principal place of business is Robert Koch Strasse 50, 55129 Mainz, Germany, and the telephone number is +49 6131 5542860.

We have registered our ordinary shares under the Exchange Act, and we intend to make our current and periodic reports and other information (including interactive data files) filed with or furnished to the SEC, pursuant to Section 13(a) or 15(d) of the Exchange Act, available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC, and all of our reports and other information filed or submitted publicly with the SEC may also be found there.

Information on our website or any other website is not incorporated by reference into this annual report and does not constitute a part of this annual report. We have included our website address as an inactive textual reference only.

General

We develop and sell in-vitro diagnostic (“IVD”) tests for the early detection of cancer. Our flagship ColoAlert product is being marketed and sold in European markets. We are currently developing our next generation colorectal cancer screening product and intend to launch that product in the future in the United States and in Europe. We distribute our IVD kits to third-party laboratories in Europe and during 2023 and a portion of 2024 through our on-line store in Germany.

In addition, we conduct research and development to increase and diversify our product portfolio. Currently, we are managing our government funded research and development project called PancAlert, which provide us non-refundable grant income that covers a percentage of the individual project-related costs. In March 2025, we acquired a license from Liquid Bioscience, Inc. to access a portfolio of novel mRNA biomarkers for the non-invasive detection of pancreatic cancer with a blood test. We have an exclusive license to develop such a test using these biomarkers with the unilateral option to acquire them.

We are headquartered in Mainz, Germany where we have approximately 21 full-time and 4 part-time employees.

Products and Product Candidates

Our mission is to enhance disease diagnosis by applying cutting-edge genetic diagnostic technologies, enabling earlier and more accurate detection for timely and improved treatment. Alongside our current ColoAlert colorectal cancer (“CRC”) screening test, we are developing an advanced mRNA-based CRC screening test, as well as PancAlert, a product candidate for pancreatic cancer detection. Our approach integrates proprietary, validated biomarkers with reliable diagnostic tools, further strengthened by machine learning and artificial intelligence to optimize accuracy and applicability. We strive to make the diagnosis of various diseases more effective by using the latest genetic diagnostic technologies. Enabling earlier detection of these diseases allows for earlier and better therapy for affected individuals. In addition to offering the CRC screening test, ColoAlert, we are currently developing our product candidate PancAlert for the detection of pancreatic cancer. We aim to use proprietary, known and existing biomarkers in applicable and reliable diagnostic tools.

ColoAlert and Our Next Generation Colorectal Cancer Screening Test

We currently offer ColoAlert, a CE-IVD certified diagnostic test for CRC to laboratories across Europe. The CE-IVD marking indicates that our diagnostic test complies with the European In-Vitro Diagnostic Devices Directive (IVDD 98/79/EC). Its simple, at-home collection process makes it easier for individuals to participate in CRC screening, promoting early detection and increasing the likelihood of effective treatment.

According the World Health Organization, as of July 2023 CRC is the third most commonly diagnosed cancer in the world. Due to its ability to move into large, adjacent areas leading to other cancers, including pancreatic cancer and other gastro-intestinal cancers, the World Health Organization suggests as of February 2022, CRC is the second leading cause of cancer death globally. Further, Global Market Insights anticipates that the annual market for CRC diagnostics will surpass $30 billion by 2032. Colorectal cancer screening presents a significant opportunity in the molecular diagnostics market.

In the intestines, epithelial cells are continuously shed into the stool. This includes not only healthy cells but also cells from polyps and colon cancer. Using advanced genetic diagnostic techniques like PCR analysis—which amplifies DNA from a small sample into millions of copies—these shed cells can be isolated and examined for genetic mutations, enhancing the early detection of CRC.

ColoAlert is a multitarget test that analyzes stool samples for both genetic abnormalities and hidden (occult) blood by combining a fecal immunochemical test (“FIT”) for detection of human hemoglobin with the PCR results of specific tumor DNA markers. The genetic analysis includes quantifying human DNA and detecting specific somatic point mutations in the KRAS (codon 12/13) and BRAF (codon 600) genes. An independent clinical study led by Professor Matthias Dollinger and conducted with 566 patients at the University Hospitals of Leipzig and Halle-Wittenberg, Germany, demonstrated ColoAlert’s high sensitivity (85%) and specificity (92%), with a patient satisfaction rate of 98%. The selected genetic markers enhance the diagnostic precision of the occult blood test, increasing the clinical value of the test. Since this study, we have upgraded the occult blood test component of ColoAlert to a fully automated version, further improving the test’s overall sensitivity.

Early screening for CRC has the potential to dramatically impact its treatment and prevention and, ultimately, save lives. For example, the Journal of the National Cancer Institute has reported in 2022 that diagnostic tests with a sensitivity of 10% for advanced adenomas (“AA”), a type of pre-cancerous polyp often attributed to CRC, could reduce mortality rates for adults over 45 by 47% and that diagnostic tests with a sensitivity of 76% for AA could reduce mortality rates for adults over 45 by 67%. Most CRC screening programs currently recommend beginning screening at age 50. However, there is a growing trend to lower this starting age. For example, the U.S. Food and Drug Administration (the “FDA”) recently recommended starting CRC screening at age 45. This means that as members of Generation X age into their 40s and 50s they become part of the age group recommended to begin testing for CRC. In 2023, the American Cancer Society highlighted the rapid progression of CRC among younger individuals, noting that CRC diagnoses in people under 55 increased from 11% in 1995 to 20% in 2019. Given the rising prevalence of CRC in younger populations, we anticipate that screening guidelines will continue to lower the starting age, particularly for methods like ColoAlert that can detect cancer in its early stages. Additional factors supporting CRC screening include a family history of CRC, risk factors such as obesity, irritable bowel syndrome (IBS), inflammatory bowel disease (IBD), high consumption of red meat, alcohol, and nicotine, as well as pre-existing conditions like breast cancer or type 2 diabetes.

Until February 2023, we licensed the ColoAlert test from the Norwegian research and development firm ColoAlert AS. In February 2023, we acquired the test and its related intellectual property from ColoAlert AS under an agreement that includes: (i) a $2 million cash payment, to be made over the next four years, (ii) the issuance of 300,000 ordinary restricted shares, and (iii) a revenue share capped at $1 per test sold over a 10-year period.

In the European Union, the ColoAlert PCR kit (“ColoAlert Lab Kit Core II”) is CE-IVD certified under the current In-Vitro Diagnostics Directive 98/79/EC (IVD-D). As of May 26, 2022, IVD products in the EU are regulated by the In-Vitro Diagnostics Regulation, EU 2017/746 (IVD-R), which supersedes the IVD-D. The ColoAlert sample collection kit has already been successfully registered under the IVD-R, and we are currently assessing the requirements to certify our ColoAlert PCR kit under these new regulations. ColoAlert is validated for use on the Roche LightCycler 480 II, and Mainz BioMed plans to validate it for additional real-time PCR instruments used in laboratories worldwide, which may accelerate market adoption. The ColoAlert PCR kits are manufactured at our facility in Mainz, Germany.

In January 2022, we entered into a Technology Rights Agreement concerning a portfolio of novel mRNA biomarkers developed at the Université de Sherbrooke (“UdeS Biomarkers”). mRNA testing can detect molecular changes in cells even before visible abnormalities or symptoms manifest. mRNA biomarkers often reflect the dynamic changes in gene expression that occur during the progression of adenomas to advanced stages. As adenomas evolve, certain genes may be upregulated or downregulated, and RNA biomarkers can capture these changes, providing insights into the stage of adenoma development. mRNA biomarkers are highly specific to particular stages or types of adenomas. By targeting RNA molecules associated with the advanced stage of adenomas, we believe that these biomarkers can distinguish between advanced adenomas and less advanced forms or benign conditions.

Through our agreement with the Université de Sherbrooke, we obtained an exclusive, unilateral option to acquire a license for the UdeS Biomarkers. We exercised this option on February 15, 2023, by entering into an Assignment Agreement to acquire the intellectual property rights for these biomarkers. In exchange, we agreed to (i) pay €25,000 in cash and (ii) provide a 2% profit share of net sales from any products incorporating the UdeS biomarkers.

Historical and Proposed Clinical Trials

The UdeS Biomarkers consist of five gene expression markers shown to be highly effective in detecting colorectal cancer (CRC) lesions, including advanced precancerous lesions, AAs, a type of precancerous polyp often associated with CRC. In a UdeS-sponsored study evaluating these biomarkers, results demonstrated sensitivities of 75% for detecting AA and 95% for CRC, with a specificity of 96%.

Clinical validation and trials – Statistics and Proposed Timeline

In relation to the UdeS Biomarkers, we initiated two feasibility studies to assess our next-generation mRNA CRC screening test, combining UdeS Biomarkers with FIT tests. The first study, ColoFuture, is an international, multicenter clinical study across Europe designed to validate the effectiveness of the UdeS biomarkers, specifically their capability to identify advanced precancerous lesions or AA while enhancing sensitivity and specificity for CRC detection. ColoFuture includes 662 participants, covering individuals with average CRC risk and those at increased risk or known to have CRC or AA. Enrollment in ColoFuture concluded in late 2023.

Additionally, we conducted a U.S.-based multicenter study called “eAArly DETECT,” which evaluates feasibility and stability in 254 participants, including those with average CRC risk and individuals at elevated risk or known to have CRC or AA. eAArly DETECT was completed by the end of 2023. These studies aim to identify the optimal combination of biomarkers, potentially including mRNA and housekeeping biomarkers alongside a FIT test, for our next-generation product. This product will undergo further testing in the eAArly DETECT 2 study and in the evaluation in our pivotal FDA PMA study, labeled “reconAAsense.” Both ColoFuture and eAArly DETECT studies utilized an advanced machine learning and AI-driven algorithm, developed in partnership with Liquid Biosciences, based in California.

In October 2023, we announced the results of the ColoFuture study, which demonstrated a sensitivity of 94% for colorectal cancer (CRC) and 97% specificity, along with an 80% sensitivity for Aas and 95% specificity. In December 2023, we released topline results from our eAArly DETECT clinical study in the U.S., which reported a sensitivity of 97% for CRC, 97% specificity, and an 82% sensitivity for advanced adenomas and 97% specificity. These topline results reaffirm the positive findings from ColoFuture, our European counterpart, which were reported in October 2023.

The eAArly DETECT study enrolled 254 evaluable subjects across 21 sites in the United States, featuring a design similar to that of ColoFuture. Patients aged 45 and older were invited to participate when referred for a colonoscopy, whether for CRC screening (average risk), follow-up on a positive non-invasive test, imaging, or symptoms. Additionally, individuals already diagnosed with CRC were included prior to receiving treatment. Participants who agreed to provide a stool sample before the colonoscopy (or treatment for identified CRC patients) were eligible. Subjects were classified following a central pathology review: CRC, advanced adenoma, non-advanced adenoma, no findings, or non-colorectal cancer. Each subject’s outcome was then compared to the results of the next-generation mRNA-based CRC screening test.

In June 2024, the Company presented pivotal data from its largest cohort to date during a poster session at the American Society of Clinical Oncology (ASCO) 2024 Annual Meeting in Chicago, Illinois. This data combined results from the ColoFuture and eAArly DETECT studies, along with additional patients collected since the initial study results were reported, underscoring the significance of our innovative screening approach.

The combined analysis included 690 clinical subjects from 30 specialized gastroenterology centers across Europe and the United States, incorporating previously unexamined and unreported samples. This highlighted the exceptional efficacy of Mainz Biomed’s multimodal screening test, which integrates the Fecal Immunochemical Test (FIT) with proprietary mRNA biomarkers, supported by an advanced AI and machine learning algorithm. This comprehensive approach allows for precise differentiation between colorectal cancer (CRC), AAs, non-advanced adenomas, and samples with no pathological findings.

	ColoFuture	eAArly DETECT	Pooled study
CRC Sensitivity	94%	97%	92%
CRC Specificity	97%	97%	90%
AA Sensitivity	80%	82%	82%
AA Specificity	95%	97%	90%
Location	EU	US	EU & US
# of Participants	220	254	690

We have initiated our eAArly DETECT 2 study and intend to release an interim read out on the results therefrom when approximately 50% of our proposed clinical subjects have been tested using our next generation product and have had the results compared by an independent pathologist to colonoscopies performed upon the same subjects. We intend to continue with our progress to complete the entire enrollment and readout in early 2026.

The following tables set out the CRC and AA sensitivity and specificity results of our next-generation mRNA CRC screening test as compared to some competing products.

Recent Developments

In November 2024, we entered into a collaboration agreement with Life Technologies Corporation, a subsidiary of Thermo Fisher Scientific Inc. (“Thermo Fisher”). Thermo Fisher is a world leader in serving science, with annual revenue over $40 billion in its latest fiscal year. The collaboration agreement provides us the opportunity to develop our mRNA based next generation assays on the Thermo Fisher Extraction (King Fisher) and PCR (QuantStudio) platforms. Life Science Technologies will contribute development resources and provide the extraction and PCR instrumentation and consumables during development at significant discounts to market. There is no minimum cost expenditure in connection with the development of the assays. All of the development work will occur in our facility in Mainz, Germany.

Thermo KingFisher APEX	QuantStudio™ 7 Pro Dx (Thermo Fisher Scientific)

We have also recently entered into an agreement with Quest Diagnostics to provide clinical trial laboratory services for our ReconAAsense study, a prospective clinical study that will include approximately 15,000 subjects from 150 sites across the United States to develop data supporting FDA validation of the next generation test. In addition, we will provide Quest with the option to exercise semi-exclusive rights to provide testing services based on the test kit for an eighteen-month period, assuming its approval by the FDA.

In March 2025, we acquired a license from Liquid Bioscience, Inc. to access a portfolio of novel mRNA biomarkers for the non-invasive detection of pancreatic cancer with a blood test. The agreement grants us an exclusive, world-wide, license to make, use, and develop these biomarkers until our option to acquire the biomarkers expires. In exchange for such license, we are to make fixed payments to Liquid, which fixed amount shall increase upon certain milestones being met.

Expansion of ColoAlert in Europe

We have advanced ColoAlert’s commercial presence in Germany, leveraging our headquarters proximity to Frankfurt. In the near term, Germany will remain our focal market, as we aim to enlarge our footprint by building new laboratory partnerships and increasing product visibility.

Through our medical lab partners in Germany, ColoAlert is offered to medical professionals overseeing CRC screening in Germany. This group is not limited to the 1,800 gastroenterologists who primarily conduct colonoscopies but extends to 55,000 general practitioners and over 7,000 specialized practices in gynecology and urology, who customarily initiate CRC screening, predominantly through the FIT stool test. For individuals with statutory health insurance, ColoAlert is an out-of-pocket expense. However, it may be reimbursed on a case-by-case basis for those with private insurance. Out of Germany’s 84 million populace, approximately 10 million have private health coverage. To facilitate sales, we are developing targeted marketing resources and planning to engage physicians and healthcare providers at medical conferences.

Our strategy focuses on partnering with laboratories that have a stronghold in CRC screening. These partnerships enable us to reach broader physician networks affiliated with these labs. Approximately 12 lab chains in Germany process about 64% of the FIT tests, amounting to roughly 3 million tests annually. By partnering with significant lab chains and independent laboratories, we aim to amplify ColoAlert’s market penetration.

We are not currently seeking statutory reimbursement for ColoAlert, as we believe our next-generation test, currently under development, is more attuned to the stringent criteria set by German regulatory and reimbursement agencies. With enhanced sensitivity and specificity for detecting early-stage colorectal cancer and advanced adenomas, this forthcoming product is poised for inclusion in statutory reimbursement schemes, thereby establishing a solid market presence in anticipation of its release.

Mainz Biomed is progressively extending its operations to additional European markets that are accustomed to personal health expenditures, as ColoAlert is not included in statutory health insurance programs in these regions. Currently, our reach includes established connections in the United Kingdom, Spain & Portugal, Italy, Austria.

Through our commercial team, we aim to expand our reach within other European markets. Our growth strategy is to target clinical labs directly, bolstering our sales efforts with specialized training for sales reps, educational seminars for physicians, and joint marketing initiatives to heighten ColoAlert’s profile.

As we pursue these expansions, we remain committed to adapting our commercial strategies to align with the healthcare payment practices prevalent in each locale. We recognize the importance of catering to markets with a predisposition towards out-of-pocket payments for health services, which presents a favorable environment for ColoAlert’s integration and acceptance in the near term, while pursuing statutory reimbursement for our next generation product.

PancAlert

We are in the early stages of developing PancAlert, a stool-based screening test aimed at detecting pancreatic cancer. According to the Global Cancer Observatory, over 460,000 cases of pancreatic cancer were diagnosed worldwide in 2018. Due to its asymptomatic early stages, this disease is often detected too late, making pancreatic cancer one of the most lethal malignancies, with over 430,000 annual deaths reported by the Global Cancer Observatory. In the United States, the SEER program estimated 62,210 new cases and 49,830 deaths from pancreatic cancer in the same year. Between 2012 and 2018, SEER reported that the 5-year survival rate was approximately 44% for localized cases, 15% for regional cases, and only 3% for distant-stage disease. Studies have indicated that asymptomatic patients diagnosed incidentally during other medical examinations have significantly better prognoses than those presenting with characteristic symptoms, such as rapid weight loss or back pain.

The average age of onset for pancreatic cancer is 71 years for men and 75 years for women, with age being a significant risk factor similar to other cancers. Most patients are over 50, with the majority of diagnoses occurring between the ages of 60 and 80. Despite being the seventh most common cancer, pancreatic cancer ranks as the third leading cause of cancer-related death in the European Union, underscoring the dire prognosis for patients. Although survival rates for pancreatic cancer have improved in recent decades, there remains an urgent need for enhanced early diagnostic methods.

A definitive diagnosis of pancreatic cancer is currently made through a series of investigations, including imaging scans, blood tests, and biopsies, which are typically conducted only in symptomatic patients. However, recent research indicates that the disease can persist for an extended period without presenting symptoms, highlighting a crucial opportunity for early detection. Since pancreatic cancer initiates at the molecular level, genetic diagnostic methods show promise for early identification. Biomarkers associated with pancreatic cancer can be found in the stool, primarily via pancreatic juice, facilitating user-friendly sample collection.

Our development strategy involves selecting and validating a specific panel of biomarkers, establishing an appropriate method for sample preparation, and validating the detection and measurement technology using purchased or clinically defined samples (biopsies, pancreatic juice, stool, and others). The next steps include transitioning to routine diagnostics using stool samples, optimizing the process, and conducting clinical evaluations to assess its potential as a screening tool for the early detection of pancreatic cancer.

Our goal is to establish PancAlert as the world’s first pancreatic cancer screening test utilizing Real-Time PCR-based multiplex detection of molecular-genetic biomarkers in stool samples. We have recently partnered with Liquid Biosciences, an artificial intelligence and machine learning company, to further evaluate the most promising candidates for disease-specific biomarkers. The platform technology we are using will also allow for the easy integration of additional biomarkers as needed.

We have entered into an agreement with Microba Life Sciences to conduct a pilot research project utilizing Microba’s proprietary metagenomic sequencing technology and bioinformatic tools to potentially discover novel microbiome biomarkers for pancreatic cancer detection. We believe that this relationship could provide multiple diagnostic opportunities including discovery of diagnostic and prognostic biomarkers. Such faecal microbiota-based screening could also be applicable to other gastrointestinal cancers. There is no minimum cost expenditure in connection with the agreement.

Strategy Realignment

Between July 2024 and October 2024, we restructured our operations to concentrate on: (1) our ColoAlert business in Europe, (2) the development of our next-generation product, (3) planning and conducting the eAArly Detect 2 clinical study in the U.S. in 2025, aimed at validating the strong clinical performance of our next-generation mRNA-based CRC screening test in an average-risk population and (4) developing our PancAlert product candidate.

In line with this focus, we implemented cost reduction measures, including a 65% reduction in personnel, decreased external consulting expenses, and the sale or closure of its European Oncology Lab (EOL) business in St. Ingbert, Germany. We believe that these cost reductions will position the business for success in 2025 and beyond.

Legal Proceedings

In connection with a right of first refusal granted to an investment bank in connection with our initial public offering in 2021, Mainz filed a lawsuit against such investment bank in 2024 in the New York State Supreme Court in New York County, asking the court to determine our and the investment bank’s rights and obligations under the relevant contracts by and between us and the investment bank. Shortly after our filing of such lawsuit, the investment bank initiated arbitration proceedings against us with the Financial Industry Regulatory Authority (“FINRA”). Thereafter, we requested the arbitration panel stay its proceeding in light of the existing lawsuit.  The arbitration panel agreed with us and on September 13, 2024, issued an order formally staying the arbitration proceeding. There is not a future court conference scheduled, and we are waiting on the Court’s determination of which venue (the Supreme Court or FINRA Dispute Resolution) is proper to hear the dispute. We intend to vigorously defend against all claims. Given the preliminary stage of the lawsuit, the uncertainty of litigation, we cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

Except as set out above, we are not involved in, or aware of, any legal or administrative proceedings contemplated or threatened by any governmental authority or any other party. As of the date of this prospectus supplement, no director, officer or affiliate is a party adverse to us in any legal proceeding or has an adverse interest to us in any legal proceeding.

Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

●	reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these exemptions until December 31, 2026 or such earlier time that we are no longer an emerging growth company. We would cease to be an EGC earlier if we have more than $1.235 billion in annual revenue, we have more than $700.0 million in market value of our stock held by non-affiliates or we issue more than $1.0 billion of non-convertible debt securities over a three-year period. For so long as we remain an EGC, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not EGCs. We may choose to take advantage of some, but not all, of the available exemptions.

The Securities We May Offer

We may offer ordinary shares, preferred shares, warrants to purchase ordinary shares or preferred shares or units consisting of our ordinary shares, preferred shares and/or warrants up to a total dollar amount of $150,000,000, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. We may also offer ordinary shares and/or preferred shares upon the exercise of warrants, ordinary shares upon the conversion of preferred shares and ordinary shares, preferred shares and/or warrants underlying units. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;

●	aggregate principal amount or aggregate offering price;

●	rates and times of payment of interest or dividends, if any;

●	redemption, conversion, or exercise, if any;

●	ranking;

●	restrictive covenants, if any;

●	voting or other rights, if any;

●	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

●	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

●	the names of those agents or underwriters;

●	applicable fees, discounts and commissions to be paid to them;

●	details regarding overallotment options, if any; and

●	the net proceeds to us.

Use of Proceeds

Unless we otherwise indicate in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for working capital purposes.

More detailed information regarding the use of proceeds from the sale of securities, including any determinable milestones at the applicable time, will be described in any applicable prospectus supplement. We may also, from time to time, issue securities otherwise than pursuant to a prospectus supplement to this prospectus.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We anticipate that we will no longer be able to report as a foreign private issuer starting on January 1, 2026.

Summary Risk Factors

An investment in the offered securities involves a high degree of risk. If any of the factors below or in the section entitled “Risk Factors” in the documents incorporated herein by reference occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

Risks Related to Our Business Generally

●	We are an early revenue stage company and have incurred operating losses since inception, and we do not know when we will attain profitability. An investment in our securities is highly risky and could result in a complete loss of your investment if we are unsuccessful in our business plans.

●	Terms of subsequent financings may adversely impact your investment.

●	Our inability to manage growth could harm our business.

●	We substantially depend upon our management.

●	You may face difficulties protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Netherlands, a substantial portion of our assets are in the European Union and substantial portion of our directors and executive officers reside outside the United States.

Risks Related to Our Technology and Business Strategy

●	We may fail to generate sufficient revenue from our relationships with our clients or laboratory partners to achieve and maintain profitability.

●	Our success depends heavily on our ColoAlert screening tests.

●	Sales of our diagnostic tests could be adversely impacted by the reluctance of physicians to adopt the use of our tests and by the availability of competing diagnostic tests.

●	We may not succeed in establishing, maintaining and strengthening ColoAlert and other brands associated with our products, which would materially and adversely affect acceptance of our diagnostic tests, and our business, revenues and prospects.

●	We might decide not to incorporate the biomarkers after we conclude additional studies on such biomarkers.

●	We may face technology transfer challenges and expenses in adding new tests to our portfolio and in expanding our reach into new geographical areas.

●	We may depend on possible future collaborations to develop and commercialize many of our diagnostic test candidates and to provide the manufacturing, regulatory compliance, sales, marketing and distribution capabilities required for the success of our business.

●	If we are unable to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could create undue competition and pricing pressures. There is no certainty that any future patent applications will result in the issuance of patents or that issued patents, if we receive any, will be deemed enforceable.

●	Results of FDA required studies may not create desired clinical performance resulting in follow-on studies delaying the launch of the product in the US.

Risks Related to Regulations

●	Our global operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violations of these requirements could harm our business.

●	Our business is subject to various complex laws and regulations. We could be subject to significant fines and penalties if we or our partners fail to comply with these laws and regulations.

●	We will have to maintain facilities, or maintain relationships with third party laboratories, for the manufacture and use of diagnostic tests. Our ability to provide services and pursue our research and development and commercialization efforts may be jeopardized if these facilities were to be harmed or rendered inoperable.

●	We anticipate being required to obtain regulatory approval of our diagnostic test products to enter new markets.

Risks Related to our Ordinary Shares

●	The market price of our ordinary shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

●	You may experience dilution of your ownership interests if we issue additional ordinary shares or preferred shares.

●	We do not intend to pay dividends, and there will thus be fewer ways in which you are able to make a gain on your investment.

●	FINRA sales practice requirements may limit your ability to buy and sell our ordinary shares, which could depress the price of our shares.

●	Volatility in our ordinary shares price may subject us to securities litigation.

●	Nasdaq maintains certain standards which Nasdaq requires listed companies meet for their respective securities to continue to be listed and traded on its exchange, and if we are unable to continue to meet such continued listing requirements, Nasdaq may choose to delist our ordinary shares from its exchange, which may adversely affect the liquidity and trading price of our ordinary shares.

●	In an effort to regain compliance with the Minimum Bid Price Requirement, we enacted a reverse stock split, and we may need to enact additional reverse stock splits to avoid falling out of compliance with this requirement. If we were to conduct additional reverse stock splits, our results of operations and business conditions may be adversely affected.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the section titled “Risk Factors” contained in:

●	the applicable prospectus supplement,

●	any related free writing prospectus,

●	our most recent Annual Report on Form 20-F and

●	any subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety,

together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, transformation, strategic priorities and future progress, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “project,” “believe,” “estimate” or “predict” “or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the sections entitled “Risk Factors” and in our periodic filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

Unless we otherwise indicate in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for working capital purposes.

More detailed information regarding the use of proceeds from the sale of securities, including any determinable milestones at the applicable time, will be described in any applicable prospectus supplement. We may also, from time to time, issue securities otherwise than pursuant to a prospectus supplement to this prospectus.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DIVIDEND POLICY

Under Dutch law, we may only pay dividends following the closing of the offering to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association. Subject to such restrictions, the amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors.

Our articles of association prescribe that profits in any financial year will be distributed first to holders of our preferred shares, if any are outstanding. Any remaining profits may be reserved by our Board of Directors.

We have not adopted a formal dividend policy with respect to future dividends. We may adopt such a policy in the future.

OFFER AND LISTING DETAILS

We may offer and issue from time-to-time ordinary shares, preferred shares, warrants to purchase ordinary shares or preferred shares and units, or any combination thereof, up to an aggregate initial offering price of up to $150,000,000 in one or more transactions under this shelf prospectus. The price of securities offered will depend on a number of factors that may be relevant at the time of offer. See “Plan of Distribution.”

Our ordinary shares began trading on the Nasdaq Capital Market on November 4, 2021 under the symbol “MYNZ”. The following table sets out the high and low bid price for our securities in each completed fiscal quarter since January 1, 2023 as quoted on the Nasdaq Stock Market:

	Ordinary Shares
	High	Low
2023
Quarter Ended March 31	$294.00	$243.20
Quarter Ended June 30	$260.00	$128.00
Quarter Ended September 30	$196.00	$115.60
Quarter Ended December 31	$127.60	$40.80

2024
Quarter Ended March 31	$48.00	$35.20
Quarter Ended June 30	$45.20	$15.20
Quarter Ended September 30	$21.20	$8.00
Quarter Ended December 31	$16.32	$4.22

2025
Quarter Ended March 31	$8.20	$2.88
Quarter Ended June 30	$4.43	$1.38
Quarter Ended September 30	$2.13	$1.33

There is no market for any of our preferred shares, warrants or units, and we do not expect to list such securities on any exchange or quotation system or for a public market to develop for any of those securities.

DESCRIPTION OF CAPITAL Stock

The following description of our Articles of Association, as last amended by our Deed of Amendment on November 13, 2025, is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Articles of Association.

Overview

We were incorporated on March 8, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, and on November 9, 2021 we converted into a Dutch public company with limited liability (naamloze vennootschap).

We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82122571. We have our corporate seat is in Amsterdam, the Netherlands and our registered office is at Robert-Koch Strasse 50, 55129 Mainz, Federal Republic of Germany.

Our ordinary shares are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of our articles of association and applicable Dutch law.

Board of Directors

We have a one-tier board structure. The board of directors of the Company (the “Board of Directors”) consists of one executive directors and three non-executive directors. The Board of Directors shall consist of such number of executive Directors as the Board of Directors may determine.

The Board of Directors will be charged with the management of the company. In fulfilling their duties, our directors will serve the interest of the company and the business connected with it. The executive directors and the executive committee are charged with the day-to-day management of the company. Supervision of the fulfilment of duties by the executive directors and of the general course of the company’s affairs and the business connected with it will primarily be carried out by the non-executive directors. The executive directors must in due time provide the non-executive directors with the information they need to carry out their duties.

Our directors will be elected by the general meeting upon a binding nomination. The Board of Directors will be authorized to nominate one or more director candidates for appointment at the general meeting. The general meeting may at all times overrule the binding nature of each nomination by a resolution adopted by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital.

The general meeting may at any time suspend and dismiss a non-executive director or executive director. The general meeting may only adopt a resolution to suspend or dismiss a non-executive director or executive director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the Board of Directors.

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Our authorized share capital consists of 11,250,000 ordinary shares with a nominal value of EUR 0.01 per share and 1,250,000 preferred shares with a nominal value of EUR 0.01 per share. The preferred shares are divided into five series, each consisting of 250,000 preferred shares. Currently there are no preferred shares outstanding. Our authorized share capital will be increased into an authorized share capital of €500,000 divided into (i) 45,000,000 ordinary shares and (ii) 5,000,000 preferred shares if the number of outstanding ordinary shares equals or exceeds 10,000,000.

The number of ordinary shares included in the authorized share capital may be decreased and the number of preferred shares included in the authorized share capital may be increased pursuant to a resolution of the Board of Directors by a number not exceeding the number of ordinary shares included in the authorized share capital which have not been issued and which are not subject to any rights to subscribe for ordinary shares.

The preferred shares may, at the request of the holder, be converted into ordinary shares. The conditions for conversion and the further terms and conditions related to the preferred shares will be determined by our Board of Directors, subject to the prior approval of our general meeting and the meeting of holders of the series of preferred shares concerned, if such series of preferred shares has been issued and are held by persons other than us. The preceding sentence applies by analogy to any adjustment to the conditions.

Issuance of shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of our general meeting. Our articles of association provide that the general meeting may only resolve to issue shares upon the proposal of our Board of Directors. The general meeting may authorize the Board of Directors to issue new ordinary shares or grant rights to subscribe for ordinary shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, our general meeting will not have the power to issue ordinary shares.

A resolution of the general meeting has irrevocably authorized our Board of Directors until November 9, 2026, to issue ordinary shares and preferred shares up to the amount of the authorized share capital (from time to time).

Pre-emptive Rights

Subject to restrictions in our articles of association, holders of ordinary shares have pre-emptive rights in relation to newly issued ordinary shares under Dutch law.

Under our articles of association, the pre-emptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of our general meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The general meeting may authorize our Board of Directors to limit or exclude the pre-emptive rights in respect of newly issued ordinary shares. Such authorization for our Board of Directors can be granted and extended, in each case for a period not exceeding five years.

A resolution of the general meeting has irrevocably authorized our Board of Directors until November 9, 2026 to limit or exclude pre-emptive rights on ordinary shares.

Pre-emptive rights do not exist with respect (a) to the issue of ordinary shares or grant of rights to subscribe for ordinary shares to our employees or a “group” company of ours, (b) the issue of ordinary shares against a contribution other than cash, and (c) preferred shares to be issued. A holder of preferred shares has no pre-emptive right to acquire newly issued ordinary shares.

Transfer of Ordinary Shares

Under Dutch law, transfers of ordinary shares (other than in book-entry form) require a written deed of transfer and, unless the company is a party to the deed of transfer, and acknowledgement by or proper service upon the company to be effective.

Our articles of association provide that, if one or more ordinary shares or preferred shares are admitted to trading on Nasdaq or any other regulated foreign stock exchange located in the United States the laws of the State of New York will apply to the property law aspects of the ordinary shares and preferred shares included in the part of the register of shareholders kept by the relevant transfer agent.

Form of Ordinary Shares

Pursuant to our articles of association, the ordinary shares and preferred shares are in registered form.

Purchase and Repurchase of Ordinary Shares

Under Dutch law, we may not subscribe for newly issued ordinary shares. We may acquire ordinary shares, subject to applicable provisions and restrictions of Dutch law and our articles of association, to the extent that:

●	such ordinary shares are fully paid-up;

●	such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our articles of association; and

●	immediately after the acquisition of such ordinary shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than ordinary shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, we may acquire ordinary shares only if our general meeting has authorized our Board of Directors to do so. An authorization by our general meeting for the acquisition of ordinary shares can be granted for a maximum period of 18 months. Such authorization must specify the number of ordinary shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of our general meeting is required if ordinary shares are acquired by us on Nasdaq with the intention of transferring such ordinary shares to our employees or employees of a group company pursuant to an arrangement applicable to them. For each annual general meeting, we expect that our Board of Directors, will place on the agenda a proposal to re-authorize our Board of Directors to repurchase shares for a period of 18 months from the date of the resolution. We cannot derive any right to any distribution from ordinary shares, or voting rights attached to ordinary shares acquired by it.

A resolution of the general meeting has irrevocably authorized our Board of Directors for a period of 18 months to resolve for us to acquire fully paid-up ordinary shares up to the maximum number of ordinary shares permitted pursuant to the law and our articles of association from time to time, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the ordinary shares up to one hundred and ten percent (110%) of the market price of ordinary shares, provided that (i) for open market or privately negotiated repurchases, the market price will be the last closing price for ordinary shares on the Nasdaq Stock Market prior to the transaction, (ii) for self-tender offers, the market price will be the volume weighted average price for the ordinary shares on the Nasdaq Capital Market during a period, determined by the Board of Directors, of no less than one and no more than five consecutive trading days immediately prior to the expiration of the tender offer, and (iii) for accelerated repurchase arrangements, the market price will be the volume weighted average price of the ordinary shares on the Nasdaq Capital Market over the term of the arrangement. The volume weighted average price for any number of trading days will be calculated as the arithmetic average of the daily volume weighted average price on those trading days.

Pursuant to a resolution of the general meeting dated June 2, 2025, our Board of Directors is furthermore irrevocably authorized for a period of 18 months, until November 27, 2026, to resolve for us to acquire fully paid up preferred shares up to the maximum number of preferred shares permitted pursuant to the law and our articles of association from time to time and that preferred shares may be acquired through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the preferred shares up to the higher of (i) the amount that would be paid by us upon cancellation of such preferred shares in accordance with the relevant provisions of our articles of association and (ii) one hundred and ten percent (110%) of the market price of the ordinary shares into which the preferred shares may be converted in accordance with the applicable provisions of our articles of association, whereby the market price shall be determined in the manner as set out in our articles of association.

Capital Reduction

At a general meeting, our shareholders may resolve on the proposal of our Board of Directors to reduce our issued share capital by (i) cancelling ordinary shares and preferred shares or (ii) reducing the nominal value of the ordinary shares and preferred shares by amending our articles of association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate to (i) shares held by us or in respect of which we hold the depository receipts, or (ii) all preferred shares of a particular series. In order to be approved by our general meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a general meeting if at least half of the issued share capital is represented at such meeting or at least two thirds of the votes cast, if less than half of the issued share capital is represented at such meeting.

Reduction of the nominal value of shares without repayment shall be effected proportionally to all ordinary shares and preferred shares. The requirement of proportionality may be waived by agreement of all shareholders concerned.

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting

General meetings are held in Amsterdam, Rotterdam, The Hague, Arnhem, Utrecht, or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend our general meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We will hold at least one general meeting each year, to be held within six months after the end of its financial year. A general meeting will also be held within three months after our Board of Directors has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If our Board of Directors fails to hold such general meeting in a timely manner, each shareholder and other person entitled to attend our general meeting may be authorized by the Dutch court to convene our general meeting.

Our Board of Directors may convene additional extraordinary general meetings at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a general meeting. The Dutch court will disallow the application if (i) the applicants have not previously requested in writing that our Board of Directors convenes a shareholders’ meeting or (ii) our Board of Directors convenes a shareholders’ meeting or (ii) our Board of Directors has not taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The general meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of our general meeting. For the annual general meeting the agenda will include, among other things, the adoption of our annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on Board of Directors. In addition, the agenda for a general meeting includes such additional items as determined by our Board of Directors. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant shareholders’ meeting is held. Under our articles of association, certain items can only be put on the agenda as a voting item by our Board of Directors. Shareholders meeting the relevant requirements may still request the inclusion of such items on the agenda as a discussion item.

We will give notice of each general meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a general meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to our articles of association and Dutch law, our Board of Directors may determine a record date (registratiedatum) of 28 calendar days prior to a general meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at our general meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of our general meeting. Our articles of association provide that a shareholder must notify us in writing of his or her intention to attend (or be represented at) our general meeting, such notice to be received by us on the date set by our Board of Directors in accordance with our articles of association and as set forth in the convening notice.

Our general meeting will be presided over by the chairman of our Board of Directors, who, nevertheless, may charge another person to preside over the meeting in his place even if he or she is present at the meeting. If the chairman of our Board of Directors is absent and he or she has not charged another person to preside over the meeting in his or her place, the directors present at the meeting will appoint one of them to be chairman. In the absence of all directors, our general meeting will appoint its chairman.

Voting Rights and Quorum

In accordance with Dutch law and our articles of association, each ordinary share, irrespective of which class it concerns, confers the right on the holder thereof to cast one vote at our general meeting. The voting rights attached to any ordinary shares held by us or our direct or indirect subsidiaries are suspended, unless the ordinary shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such ordinary shares were acquired by us or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the ordinary shares. We may not exercise voting rights for ordinary shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of our general meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares will have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under our articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes will not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting. The chairman of our general meeting will determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a general meeting by an absolute majority of votes cast, except where Dutch law or our articles of association provide for a special majority in relation to specified resolutions. Our articles of association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.

Subject to certain restrictions in our articles of association, the determination during our general meeting made by the chairman of that general meeting with regard to the results of a vote will be decisive. Our Board of Directors will keep a record of the resolutions passed at each general meeting.

Amendment of Articles of Association

At a general meeting, at the proposal of our Board of Directors, our general meeting may resolve to amend the articles of association. A resolution by the shareholders to amend the articles of association requires an absolute majority of the votes cast.

Dissolution and liquidation

Our shareholders may at a general meeting, based on a proposal by our Board of Directors, by means of a resolution passed by an absolute majority of the votes cast resolve that the Company will be dissolved. In the event of dissolution of the company, the liquidation will be effected by our executive directors, under the supervision of our non-executive directors, unless our general meeting decides otherwise.

Certain Other Major Transactions

Our articles of association and Dutch law provide that resolutions of our Board of Directors concerning a material change in our identity, character or business are subject to the approval of our general meeting. Such changes include:

●	a transfer of all or materially all of its business to a third party;

●	the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to the company; and

●	the acquisition or disposition of an interest in the capital of a company by the company or by its subsidiary with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

We may only make distributions to its shareholders if our equity exceeds the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to Dutch law.

Under our articles of association, any profits or distributable reserves must first be applied to pay a dividend on the preferred shares, if outstanding. Any amount remaining out of distributable profits is added to our reserves as our Board of Directors determines. After reservation by our Board of Directors of any distributable profits, our general meeting will be authorized to declare distributions on the proposal of our Board of Directors. Our Board of Directors is permitted to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in our articles of association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or our articles of association. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay its due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.

The general meeting may determine that distributions will be made in whole or in part in the form of shares or a currency other than the Euro, provided on the proposal of the Board of Directors. We shall announce any proposal for a distribution and the date when and the place where the distribution will be payable to all shareholders by electronic means of communication with due observance of the applicable law and stock exchange rules. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to us (verjaring).

Transfer Agent, Warrant Agent and Registrar

We have appointed Transhare Corporation as the transfer agent, warrant agent, and registrar for our ordinary shares. Transhare Corporation’s telephone number and address is (303) 662-1112 and 17755 US Hwy 19 N, Clearwater, FL 33764.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of ordinary shares or preferred shares. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. Any ordinary shares or preferred shares underlying warrants offered pursuant to this prospectus and an accompanying prospectus supplement are included in the ordinary shares and preferred shares, as applicable, offered thereby and are registered by the registration statement of which this prospectus is a part.

The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the number of ordinary shares or preferred shares purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

●	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred shares purchasable upon exercise of warrants to purchase preferred shares;

●	the date, if any, on and after which the warrants, preferred shares or ordinary shares will be separately transferable;

●	the terms of any rights to redeem or call the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	United States federal income tax consequences applicable to the warrants; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

●	vote, consent or receive dividends;

●	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

●	exercise any rights as stockholders of our Company.

Each warrant will entitle its holder to purchase the principal amount of the number of ordinary shares or preferred shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase ordinary shares or preferred shares are exercised, the holders of the warrants will not have any rights of holders of the underlying ordinary shares or preferred shares, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the ordinary shares or preferred shares, if any.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions, and we will file as an exhibit to the registration statement of which this prospectus is a part or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

INCOME TAX CONSIDERATIONS

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through one or more underwriters or dealers (acting as principal or agent), through agents, or directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

We will describe the terms of the offering of the securities and the specific plan of distribution in a prospectus supplement or supplements to this prospectus, any related free writing prospectus that we may authorize to be provided to you, an amendment to the registration statement of which this prospectus is a part or other filings we make with the SEC under the Exchange Act that are incorporated by reference. Such description may include, to the extent applicable:

●	the name or names of any underwriters, dealers, agents or other purchasers;

●	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

●	any options to purchase additional shares or other options under which underwriters, dealers, agents or other purchasers may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any option to purchase additional shares or other option. If a dealer is used in the sale of securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transaction. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents, dealers and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or dealers or underwriters may make with respect to these liabilities. Agents, dealers and underwriters or their affiliates may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than ordinary shares, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may be granted an option to purchase additional shares, and engage in stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. An underwriter’s option to purchase additional shares involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the option to purchase additional shares or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters, dealers or agents that are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in our ordinary shares on the Nasdaq Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the ordinary shares. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities described in this prospectus and any accompanying prospectus supplement, as applicable. This prospectus and any accompanying prospectus supplement, which constitute a part of that registration statement, do not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our securities, you should consult the registration statement and its exhibits.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, we file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports and other reports and information with the SEC. You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

●	Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025;

●	Current Report on Form 6-K furnished to the SEC on April 1, 2025;

●	Current Report on Form 6-K furnished to the SEC on May 2, 2025;

●	Current Report on Form 6-K furnished to the SEC on May 21, 2025;

●	Current Report on Form 6-K furnished to the SEC on June 5, 2025;

●	Current Report on Form 6-K furnished to the SEC on August 5, 2025;

●	Current Report on Form 6-K furnished to the SEC on September 26, 2025;

●	Current Report on Form 6-K furnished to the SEC on October 3, 2025;

●	Current Report on Form 6-K furnished to the SEC on November 26, 2025;

●	The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 000-41010), filed with the SEC on November 3, 2021, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under a current report on Form 6-K, will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Chief Executive Officer at Mainz Biomed N.V., Robert Koch Strasse 50, 55129 Mainz, Germany or by calling +49 6131 5542860.

MATERIAL CHANGES

There have been no material changes which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report on from 20-F to security holders and which have not been described in a report on Form 6-K furnished under the Exchange Act and incorporated by reference herein.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. CMS Derks Star Busmann N.V. is acting as counsel to our company regarding Dutch securities law matters. The address of CMS Derks Star Busmann N.V. is Atrium, Parnassusweg 737, 1077 DG Amsterdam, Netherlands.

EXPERTS

Our audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 incorporated by reference into this prospectus have been so incorporated in reliance upon the report of Reliant CPA PC, as independent registered public accounting firm, given upon the authority of the said firm as experts in accounting and auditing.

$150,000,000

MAINZ BIOMED, N.V.

Ordinary Shares

PROSPECTUS

            , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under Dutch law, members of the board of directors may be liable to the registrant for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages to the registrant and third parties for infringement of our Articles of Association or certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Pursuant to the registrant’s articles of association, to the fullest extent permitted by Dutch law, the following shall be reimbursed to the indemnified officers:

(a)	the costs of conducting a defense against claims, also including claims by the Company and its group companies, as a consequence of any acts or omissions in the fulfilment of their duties or any other duties currently or previously performed by them at the company’s request;

(b)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(c)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(d)	the costs of appearing in other legal proceedings in which they are involved as directors or former directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf;

(e)	any taxes payable by them as a result of any reimbursements in accordance with the articles of association.

An indemnitee shall not be entitled to reimbursement if and to the extent that:

(a)	it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission of the Indemnitee may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(b)	the costs or financial loss of the Indemnitee are covered by an insurance and the insurer has paid out the costs or financial loss.

The description of indemnity herein is merely a summary of the provisions in the registrant’s articles of association described above, and such description shall not limit or alter the mentioned provisions in the articles of association or other indemnification agreements.

In addition, we have entered into an indemnification agreement with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Item 9. Exhibits

The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1	Unofficial English Translation of Deed of Conversion (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 6-K filed on November 12, 2021)

3.2	Unofficial English Translation of Deed of Amendment (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 filed on November 5, 2024)

3.3	Unofficial English Translation of Deed of Amendment (incorporated by reference to Exhibit 4.1 to the Registrant’s report on Form 6-K filed on November 26, 2025)

4.1*	Form of Warrant

4.2*	Form of Warrant Agreement

4.3*	Form of Unit

4.4*	Form of Amendment to Deed of Amendment

5.1+	Opinion of CMS Derks Star Busmann N.V.

5.2+	Opinion of Ortoli Rosenstadt LLP

23.1+	Consent of Reliant CPA PC for use of report for the Company

23.2+	Consent of CMS Derks Star Busmann N.V. (included in Exhibit 5.1)

23.3+	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)

24.1	Power of Attorney (on signature page)

107+	Filing fee table

*	To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference to a Current Report on Form 6-K.

+	Filed herewith

ITEM 10. UNDERTAKINGS.

Unofficial English translation of Deed of Conversion**

3.2 Unofficial English translation of Deed of Amendment, dated July 19, 2024**

3.3  Unofficial English translation of Articles of Association, dated December 3, 2024**

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on December 5, 2025.

MAINZ BIOMED N.V.

By:	/s/ Guido Baechler
Guido Baechler
Chief Executive Officer (Principal Executive Officer)

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Guido Baechler and William Caragol, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Guido Baechler	Director and Chief Executive Officer	December 5, 2025
Guido Baechler

/s/ William Caragol	Chief Financial Officer	December 5, 2025
William Caragol	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dr. Heiner Dreismann		December 5, 2025
Dr. Heiner Dreismann	Director

/s/ Gregory Tibbitts		December 5, 2025
Gregory Tibbitts	Director

/s/ Hans Hekland		December 5, 2025
Hans Hekland	Director